Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO PROVIDE AN UPDATE OF

THE DERMAPACE CLINICAL TRIAL

Tuesday, June 30, 2015

9:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s dermaPACE clinical trial update conference call. If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

This morning, SANUWAVE issued a press release providing an update on the dermaPACE clinical trial. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, June 30, 2015. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thank you, Barry. Good morning everyone and thank you for joining us. As we announced this morning, SANUWAVE and our regulatory advisors, Musculoskeletal Clinical Research Advisers (MCRA), held an in-person meeting with the FDA this month. The tone of the meeting was very positive and I came away from the meeting encouraged we are on the pathway for success. In this meeting, it was mutually determined that the best path to success would be for us to retain the original analysis plan with the FDA noting the totality of the data from the dermaPACE clinical study, such as additional endpoints and a favorable risk/benefit profile, will play an important role in the FDA’s review of the Company’s Premarket Approval (PMA) submission.

Working with MCRA, and their demonstrated ability to work with clients and FDA to bring products to market, (products that did not always meet their primary trial objectives), brings added confidence to the submission process. MCRA has an excellent track record of developing regulatory strategies for medical products, assembling the submission documentation, and effectively interfacing with FDA during the review process to bring products to market. They have been able help companies gain FDA approval even when clinical trial outcomes fail to meet their primary objectives. Most recent success stories for MCRA include Wright Medical and their product, Augment Bone Graft, and Vertiflex with their Superion Interspinous Spacer System.

The positive feedback from the FDA at our meeting gives us the confidence to stop further enrollment in the study and move towards final data review and then PMA submission to the FDA.

Now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, review where we are on the dermaPACE clinical study and why we remain encouraged and confident that our device will have success in treating diabetic foot ulcer patients.

Pete Stegagno

Good morning everyone. I’m going to quickly rehash some of the results from first trial. To most of you, there’s nothing new here. But for those who have become aware of SANUWAVE recently, I want to review some of the compelling data that explains why we are still so bullish on the dermaPACE device.

In 2011, we completed a double-blind, randomized, sham-controlled parallel group clinical trial performed at clinical sites in the U.S. and Europe. I know that’s a mouthful, but we are still one a select few companies that have designed and conducted such a stringently controlled diabetic foot ulcer study for a medical device. This trial successfully demonstrated that treatment of diabetic foot ulcers with dermaPACE:

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Increased frequency of clinically-relevant wound closure (what we conservatively pegged as wound area reduction >90%) at 12-weeks compared to sham-control with a 40.2% reduction rate for dermaPACE vs. a 25.3% reduction rate for the sham-control group. As an aside, speaking with other clinicians, they describe a wound area reduction of even 60 -70% as something that would benefit the patient greatly.

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This trial also showed significant reduction in the frequency of recurrence compared to sham-control with only a 4.5% rate of recurrence of wounds re-opening after closure in the dermaPACE arm vs. a rate of 20% in the sham-control arm.

●	There was also a reduced rate of target ulcer-related amputation within 24 weeks with a rate of 1.9% in the dermaPACE arm vs. a rate of 9.1% in the sham-control arm.

Importantly, there were no meaningful statistical differences in the adverse event rates between the dermaPACE treated patients and the sham-control group. In short, the device was recognized as being safe. There were no issues regarding the tolerability of the treatment which suggests that a second course of treatment, if needed, is a clinically viable option.

While the rate of 100% percent closure of wounds by 12 weeks was favorable for the dermaPACE arm vs. the sham-control arm, the rate difference between the two arms was not statistically significant. However, statistical significance was demonstrated at later time points out to 24 weeks.

Encouraged by the significant improvement of wound area reduction, rates of wound closure, and decreased rates of recurrence and amputation, we began our current supplemental clinical trial in 2013. The clinically meaningful results from the first trial were used to build a protocol for the current supplemental trial.

The current study design is identical to that of the first trial except for additional treatment applications. In the first study, a diabetic foot ulcer was treated 4 times in the first two weeks of the 24 week trial. After the treatments were completed, the patient continued to receive standard of care treatment while routinely being followed every two weeks out to 24 weeks. In the current supplemental trial, the same 4 treatments were applied in the first two weeks. However, up to 4 additional treatments were applied, two weeks apart, out to the 10th week of the study. As in the first trial, once treatments were completed, the patient continued to receive standard of care and was followed out to 24 weeks.

A key aspect of the current supplemental trial is that the framework for the statistical analysis is a Bayesian approach. We worked closely with FDA to develop the statistical plan. A substantial component of this work involved using Bayesian statistical principles to define the dermaPACE treatment benefit established in our previously conducted pivotal study. Bayesian designs are supported by the FDA where there is strong prior evidence that can be incorporated into the clinical study design. This statistical plan incorporated the prior positive information regarding complete wound closure after one treatment cycle to bear on the design of the supplemental study.

Under this Bayesian design, an independent Data Monitoring Committee (DMC) was set up in order to review primary efficacy results at pre-defined patient enrollment milestones during the course of the trial. The purpose of the DMC is to determine the time at which the rate of complete closures in each group are indicative of study success and review safety data. The DMC has now met twice, first in August 2014 after the 90th patient completed the initial 12 week efficacy phase of the trial. The second meeting was in May 2015 after the 130th patient completed the initial 12 week efficacy phase of the trial. In both cases, the DMC came back to us with the finding that the rates of wound closure between dermaPACE and sham at 12 weeks did not meet the pre-defined monitoring success criterion. In layman’s terms, the difference of the rates of wound closure between the two arms at 12 weeks was not sufficient to declare success. The DMC was tasked to analyze only the wound closure data up to the first 12 weeks of the study. They remained blinded to any data after 12 weeks. Based upon the positive results of wound closure after 12 weeks in the first trial, the DMC requested to be able to analyze wound closure data after 12 weeks. Very importantly, the DMC stated that they did not see any safety issues associated with the dermaPACE device.

Based upon the DMC request to analyze data after 12 weeks, we proposed to the FDA to add additional analyses of wound closure after 12 weeks and up to and including 24 weeks. Also, various co-variate analyses were proposed. Kevin and I, along with consultants from MCRA and Dr. Robert Galiano, a Principal Investigator at one of our clinical sites, met with FDA earlier this month, to obtain FDA’s opinion and feedback on the proposed additions to the analysis plan. The FDA stated they were on-board with our plan to analyze additional secondary objectives. A key take-away from this meeting was that there is precedence of FDA approving devices via PMA based on the totality of the data. What this means is that, even failing to achieve a primary objective, if other data, including secondary endpoints, shows a clinically meaningful outcome, the FDA can still make an “approvable” decision. Dr. Galiano, a Principal Investigator in both the previous dermaPACE DFU trial and current, supplemental trial, described how he, as a clinician, values having at his disposal various modalities to effectively manage a patient’s DFU. He described how he sees dermaPACE as a potentially important tool in the wound care arena.

We came away from this meeting very encouraged. The clinical results from the first trial showed a clinically meaningful response to the dermaPACE device in terms of wound area reduction and wound closure. In addition, it was recognized that the device poses no risk to the patient. The analysis for this device will get a bit complicated. While the current supplemental trial is a standalone trial, and will be analyzed as such, the Bayesian approach adds a bit of spice. What this means is that the positive results are actually included in the analysis algorithm. So in essence, we will, in a sense, be combining the data from the two trials to perform the analysis. Should the results of the supplemental trial mirror those of the first trial, we are confident that a compelling PMA submission to FDA can be generated that demonstrates the clinical meaningfulness of the dermaPACE device in combination with a strong and positive safety profile.

The 130th patient has now completed the full 24 week study. We have closed the trial to any further enrollment and are working with the individual clinical sites to finalize all trial data with the intent to lock the trial database by August and have top line data from the trial in September. Depending on the results, we expect to complete the PMA submission process to FDA by Q4-2015 or Q1-2016.

Kevin.

Kevin Richardson

As you all know, we have spent a lot of time working with the FDA to get here. With the positive feedback from the FDA, we have now begun discussions with various strategic parties about partnering on the commercialization of the product. The dermaPACE, with its novel biologic regenerative effects, holds promise to heal diabetic foot ulcers and increase limb preservation, thus improving quality of life for these patients and their families and significantly easing the economic burden on an overwhelmed healthcare system that cares for these patients.

To put this into a football analogy, after our DMC announcement in May, it may have seemed like it was fourth and goal from the twenty yard line and all we had left was a “hail Mary”. But after putting MCRA in as the quarterback and having a very productive FDA meeting, it feels like we are now first and goal from the two yard line. It has been a long process but we feel very good about our prospects.

As I have said before, we are fortunate to have a very loyal and supporting shareholder base. We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.  We began a process 12 months ago of laser focus on the DFU study, which we feel extremely good about after our FDA meeting. We also began the monetization process of our non-medical technology. Step 1 was to identify the “right IP” where we had patent protection or patents in process. Step 2 was “core research” which could be used in the form of publications, white papers and posters. This research covers areas like biofilm disruption at Montana State University, blood sterilization work at the University of Georgia, bone growth at Baylor University, stem cells and nerve growth at Harvard University, along with research in our water treatment facility. Step 3, with much of this research nearing completion, will be commercialization through partnerships. We hope to report positive results from these efforts before year end. It does not happen overnight, but at least now we are beginning to see some momentum occur.

Finally, to review, in our last conference call we discussed several items which we would complete this quarter and share an update with shareholders, including extending the notes with HealthTronics, Inc. – which we extended to January 2017, continuing to expand our patent portfolio – which we did with an energy patent, and meeting with the FDA and providing updates to shareholders – which we are providing today.